Exhibit 99.1

Intelsat Named as Successful Bidder for ProtoStar 1 Satellite

Will Join Intelsat Fleet in Atlantic Ocean Region

Pembroke, Bermuda, 30 October 2009

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today announced that it was selected as the successful bidder in the 29 October public auction for the ProtoStar 1 satellite with a $210 million, all cash offer. Upon conclusion of the transaction, the satellite will be re-named Intelsat 25 and will join Intelsat’s global fleet, serving with the company’s other assets in the Atlantic Ocean region.

The satellite, built by Space Systems Loral, has 22 Ku-band and 38 C-band transponders. Upon its launch in July 2008, the satellite was expected to have a 16-year life span.

“Intelsat continues to demonstrate its ability to execute transactions that enhance the value of its global network,” said Phillip Spector, Intelsat Executive Vice President Business Development and General Counsel. “A healthy, in-orbit satellite is extremely valuable to us given our high fleet utilization. The additional inventory will support future revenue growth and provide resilience. Over the past several years we have enjoyed strong demand for our services in Africa, and this capacity will allow us to support the growth requirements of our customers, including wireless operators and broadband service providers. Because of our operating scale and collection of valuable orbital locations, we will be able to integrate and operate Intelsat 25 with minimal incremental cost, and rapidly build a backlog of revenue for the new satellite.”

The transaction is subject to certain regulatory and bankruptcy court approvals. Intelsat expects to close the transaction within the next 30 days.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Contact

Dianne VanBeber

Intelsat

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended 31 December 2008 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.